Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of June 29, 2012 (this “Agreement”) is among Abraxas Petroleum Corporation, a Nevada corporation (the “Borrower”), the undersigned Guarantors (the “Guarantors”), the financial institutions party to the Credit Agreement described below as Lenders (the “Lenders”), and Société Générale, as Administrative Agent for the Lenders (the “Administrative Agent”).

INTRODUCTION

A. The Borrower, the Lenders, the Issuing Lender, and the Administrative Agent have entered into the Second Amended and Restated Credit Agreement dated as of June 30, 2011, as amended by Amendment No. 1 dated as of September 6, 2011 (as so amended, the “Credit Agreement”).

B. Reference is made to that certain Second Amended and Restated Guaranty Agreement made by the Guarantors in favor of the Administrative Agent dated as of June 30, 2011 (the “Guaranty”).

C. The Borrower has requested, and the Administrative Agent and the Lenders have agreed, subject to the terms and conditions hereof, to amend the Credit Agreement as set forth herein.

D. The Guarantors wish to reaffirm their guarantees of the Obligations as amended by this Agreement.

THEREFORE, in fulfillment of the foregoing, the Borrower, the Guarantors, the Administrative Agent, and the Lenders hereby agree as follows:

Section 1. Definitions; References.  All capitalized terms not otherwise defined in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Amendments to Credit Agreement.  On the Effective Date, the Credit Agreement is amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:

“Adjusted Permitted Oil and Gas CapEx Amount” means, for any fiscal quarter, $10,000,000 minus any Oil and Gas CapEx Pull-Back Amount that was shifted to the prior fiscal quarter in accordance with Section 6.21(b)(ii).
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“Baseline Production Report” means a report prepared by the Borrower and delivered to the Administrative Agent on or about the Second Amendment Effective Date detailing the projected production, liquidity and certain balance sheet items of the Borrower and its Subsidiaries for each calendar month from May 2012 through December 2012, in form and substance satisfactory to the Administrative Agent.

“Blue Eagle Disposition” means the sale of 100% of the Borrower’s interest in the Blue Eagle Joint Venture.

“Borrowing Base Availability” means, at any time, the excess, if any, of the Borrowing Base then in effect over the sum of (a) the aggregate principal amount of all Advances outstanding at such time plus (b) the aggregate Letter of Credit Exposure at such time.

“Borrowing Base Availability Percentage” means, at any time, the ratio of the Borrowing Base Availability to the Borrowing Base, expressed as a percentage.

“Capital Expenditures” or “CapEx” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, including any Oil and Gas CapEx; provided that “Capital Expenditures” shall not include the purchase price paid by the Borrower for the EOG Acquisition.

 “Conforming Borrowing Base” means at any particular time during the Non-Conforming Borrowing Base Period, the amount set forth as the “Conforming Borrowing Base” in Section 2.02(a), as such amount may be increased or decreased from time to time in accordance with the terms hereof.

“EOG Acquisition” means the acquisition by the Borrower of the EOG Acquisition Properties pursuant to the terms and conditions of the EOG Acquisition Documents for a purchase price not to exceed $7.2 million.

“EOG Acquisition Agreement” means the Purchase and Sale Agreement between EOG Resources, Inc., a Delaware corporation, as seller, and the Borrower, or a wholly-owned subsidiary of the Borrower, as buyer, as amended.

“EOG Acquisition Documents” means (a) the EOG Acquisition Agreement and (b) all bills of sale, assignments, and conveyance instruments executed and delivered in connection therewith, as amended.

“EOG Acquisition Properties” means the Oil and Gas Properties and other properties to be acquired by the Borrower, or a wholly-owned subsidiary of the Borrower, pursuant to the EOG Acquisition Documents.

“Liquidity” means, as of the last day of any fiscal quarter, the sum of (a) the Borrowing Base Availability, (b) readily and immediately available unrestricted cash held in deposit accounts of any Loan Party (other than the Cash Collateral Account) and (c) Liquid Investments of the Loan Parties, in the case of clauses (b) and (c), which are free and clear of all Liens (other than Liens in favor of the Administrative Agent securing the Obligations) and which are reflected on the Borrower’s balance sheet.

“Non-Conforming Borrowing Base Period” means the period from and including the Second Amendment Effective Date to but excluding the earliest of (a) the date that the Blue Eagle Disposition is consummated, (b) the date on which the Borrowing Base is redetermined in accordance with Section 2.02(b)(ii) based upon the Internal Engineering Report to be dated effective as of June 30, 2012, and (c) October 31, 2012.

“Oil and Gas CapEx” means, without duplication, any expenditures for the acquisition, exploration, exploitation and development of Oil and Gas Properties and hydrocarbons; provided that “Oil and Gas CapEx” shall not include the purchase price paid by the Borrower for the EOG Acquisition.

“Oil and Gas CapEx Pull-Back Amount” means, for any fiscal quarter, an amount not to exceed $2,500,000.

“Oil and Gas CapEx Rollover Amount” means, for any fiscal quarter, the positive difference, if any, between the Adjusted Permitted Oil and Gas CapEx Amount for such fiscal quarter and the aggregate amount of all Oil and Gas CapEx made by the Borrower and its Subsidiaries during such fiscal quarter.

“Second Amendment Effective Date” means June 29, 2012.

(b) Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety:

“Applicable Margin” means,

(a) with respect to any Advance during the Non-Conforming Borrowing Base Period, (i) during such times as any Event of Default exists, 3% per annum plus the rate per annum set forth below for the relevant Type of such Advance based on the present Utilization applicable from time to time, and (ii) at all other times during such Non-Conforming Borrowing Base Period, the rate per annum set forth below for the relevant Type of such Advance based on the relevant Utilization applicable from time to time:

Utilization	Eurodollar Rate Advances	Reference Rate Advances	Commitment Fee Rate
Less than or equal to 25%	2.25%	1.25%	0.50%
Greater than 25% but less than 50%	2.50%	1.50%	0.50%
Equal to or greater than 50% but less than 75%.	2.75%	1.75%	0.50%
Equal to or greater than 75% but less than 90%	3.00%	2.00%	0.50%
Equal to or greater than 90% but less than 100%	3.25%	2.25%	0.50%
Equal to or greater than 100%	4.00%	3.00%	1.00%

and

(b) with respect to any Advance at any time other than during the Non-Conforming Borrowing Base Period, (i) during such times as any Event of Default exists, 3% per annum plus the rate per annum set forth below for the relevant Type of such Advance based on the present Utilization applicable from time to time, and (ii) at all other times, the rate per annum set forth below for the relevant Type of such Advance based on the relevant Utilization applicable from time to time.

Utilization	Eurodollar Rate Advances	Reference Rate Advances	Commitment Fee Rate
Less than or equal to 25%	2.25%	1.25%	0.50%
Greater than 25% but less than 50%	2.50%	1.50%	0.50%
Equal to or greater than 50% but less than 75%.	2.75%	1.75%	0.50%
Equal to or greater than 75% but less than 90%	3.00%	2.00%	0.50%
Equal to or greater than 90%	3.25%	2.25%	0.50%

The Applicable Margin for any Advance shall change when and as the relevant Utilization changes and when and as any such Event of Default commences or terminates.

“Commitment Fee Rate” means the per annum commitment fee rate set forth in the definition of “Applicable Margin” applicable from time to time. The Commitment Fee Rate shall change when and as the relevant Utilization changes.

“Utilization” means (a) during the Non-Conforming Borrowing Base Period, the percentage obtained by dividing (i) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (i) the lesser of (A) the Commitments and (B) the Conforming Borrowing Base in effect at such time, and (b) at all other times, the percentage obtained by dividing (i) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (i) the lesser of (A) the Commitments and (B) the Borrowing Base in effect at such time.

(c) Section 2.02(a) of the Credit Agreement is hereby restated in its entirety as follows:

(a)           Borrowing Base.  As of the Second Amendment Effective Date, the Administrative Agent and the Lenders have set and the Borrower has acknowledged the Conforming Borrowing Base as $130,000,000 and the Borrowing Base as $140,000,000.  Each of the Conforming Borrowing Base and Borrowing Base determined pursuant to this Section 2.02(a) shall remain in effect until the next redetermination of the Borrowing Base or Conforming Borrowing Base made pursuant to this Section 2.02 or Section 6.04(b).  The Borrowing Base and Conforming Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(e) and is subject to reduction or periodic redetermination pursuant to Sections 2.02(b), 2.02(c), 2.02(d) and 6.04(b).

(d) Section 2.02 of the Credit Agreement is hereby amended by adding a new subsection (f) at the end thereof that reads as follows:

(f)           Non-Conforming Borrowing Base Period.  Notwithstanding anything to the contrary contained in this Agreement:

(i)           At all times during the Non-Conforming Borrowing Base Period:

(A)           The “Borrowing Base” in effect at any time shall equal the sum of the Conforming Borrowing Base in effect at such time and $10,000,000 (and each reference herein to the term “Borrowing Base” as in effect at any time shall be a reference to the Borrowing Base as so constituted); provided that, for the avoidance of doubt, the Borrower shall not have any right to request a redetermination of the Borrowing Base or Conforming Borrowing Base  in accordance with Section 2.02(c) during the Non-Conforming Borrowing Base Period;

(B)           Each reference to “Borrowing Base” in the defined terms “Borrowing Base Assets” and “Proven Reserves” shall be deemed instead to be a reference to “Borrowing Base or Conforming Borrowing Base, as applicable.”

(C)           Each reference to “Borrowing Base” (other than a reference to “Borrowing Base Reduction Amount”, “Borrowing Base Reduction Event”, “Borrowing Base Reduction Value” or “Borrowing Base Deficiency”) in Section 2.02(d), Section 2.02(e), Section 2.05(b)(ii) and Section 5.06(g)(iii) shall instead be deemed to be a reference to “Conforming Borrowing Base;” and

(D)           Each reference to “Borrowing Base” in Section 9.01 shall be deemed to be a reference to “Borrowing Base or the Conforming Borrowing Base;” and

(ii)           On the first calendar day after the expiration of the Non-Conforming Borrowing Base Period, the Borrowing Base then in effect shall, without any further action, automatically equal the Borrowing Base determined as of such date in accordance with Section 2.02(b)(ii) (or, if the Non-Conforming Borrowing Base Period ends prior to the date on which the Borrowing Base is redetermined in accordance with Section 2.02(b)(ii) based upon the Internal Engineering Report to be dated effective as of June 30, 2012, the Borrowing Base that would have been in effect without giving effect to Section 2.02(f)(i)(A)); provided, that notwithstanding the foregoing, during the Non-Conforming Borrowing Base Period and thereafter, each reference in the Credit Agreement, as amended hereby, to “the last Borrowing Base determination” or any words of similar import shall be deemed to refer to the immediately preceding determination of the Borrowing Base or Conforming Borrowing Base, as the case may be.

(e) Section 2.05(b)(i) of the Credit Agreement is hereby amended by adding the words “and Section 2.05(b)(v)” in the first sentence of such section after the words “Subject to Section 2.05(b)(ii)”:

(f) Section 2.05(b) of the Credit Agreement is hereby amended by adding the following new Section 2.05(b)(v) at the end of such Section:

(v)           Expiration of Non-Conforming Borrowing Base Period.  If any Borrowing Base Deficiency results from the expiration of the Non-Conforming Borrowing Base Period, then the Borrower shall on the date of such expiration, prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured.

(g) Section 5.06(e) of the Credit Agreement is hereby amended by adding the words “Section 5.14 and” in the first sentence of such section before the words “Section 6.14(b) hereof”.

(h) Section 5.06 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of Section 5.06(r), (ii) replacing the period at the end of Section 5.06(s) with “; and” and (iii) adding the following new Section 5.06(t) at the end of such Section:

(t)           Monthly Production & Liquidity Report.  As soon as available but in any event on or before the 45th day following each calendar month (commencing May 2012 and ending December 2012), a report of production, liquidity and certain balance sheet items of the Borrower and its Subsidiaries in the form of the attached Exhibit K prepared by the Borrower and certified by a Responsible Officer of the Borrower, which report sets forth the line items required thereby for such calendar month in comparative form to the projected line items for such calendar month set forth in the Baseline Production Report.  Whenever any report required under this subsection shall be stated to be due on a day other than a Business Day, such report shall be due on the next succeeding Business Day.

(i) Article V of the Credit Agreement is hereby amended by adding the following new Section 5.14:

Section 5.14                      Hedge Contracts.  From and after the Second Amendment Effective Date, the Borrower shall enter into (including through novations) and maintain its position in one or more Hydrocarbon Hedge Contracts through their stated termination dates with minimum volumes and prices as follows:

Term	Barrels	$/Barrel	Term	Barrels	$/Barrel
October 2012	10,000	$82.72	December 2013	10,000	$82.72
November 2012	10,000	$82.72	January 2014	10,000	$82.72
December 2012	10,000	$82.72	February 2014	10,000	$82.72
January 2013	10,000	$82.72	March 2014	10,000	$82.72
February 2013	10,000	$82.72	April 2014	10,000	$82.72
March 2013	10,000	$82.72	May 2014	10,000	$82.72
April 2013	10,000	$82.72	June 2014	10,000	$82.72
May 2013	10,000	$82.72	July 2014	10,000	$82.72
June 2013	10,000	$82.72	August 2014	10,000	$82.72
July 2013	10,000	$82.72	September 2014	10,000	$82.72
August 2013	10,000	$82.72	October 2014	10,000	$82.72

September 2013	10,000	$82.72	November 2014	10,000	$82.72
October 2013	10,000	$82.72	December 2014	10,000	$82.72
November 2013	10,000	$82.72

(j) Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.21:

Section 6.21                      Capital Expenditures.  For each fiscal quarter ending on or before the earlier of the date that the Blue Eagle Disposition is consummated and December 31, 2012, the Borrower shall not, and shall not permit any of its Subsidiaries to, make or become legally obligated to make (without duplication) any Capital Expenditures, except for:

(a) Capital Expenditures in the ordinary course of business, without limitation as to amount, during any fiscal quarter if the Borrowing Base Availability Percentage as of the end of the fiscal quarter immediately preceding such fiscal quarter is equal to or greater than the amount set forth in the table below for such immediately preceding fiscal quarter:

Fiscal Quarter Ending:	Minimum Borrowing Base Availability Percentage:
June 30, 2012	15%
September 30, 2012 and December 31, 2012	10%

;

(b) Oil and Gas CapEx in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during any fiscal quarter, the Adjusted Permitted Oil and Gas CapEx Amount for such fiscal quarter, provided, that so long as no Default or Event of Default has occurred and is continuing,

(i) the Oil and Gas CapEx Rollover Amount, if any, may be carried over for expenditure in the next following fiscal quarter and if any such Oil and Gas CapEx Rollover Amount is so carried over, it will be deemed used in such next following fiscal quarter before the Adjusted Permitted Oil and Gas CapEx Amount for such fiscal quarter; and

(ii) for any fiscal quarter, the amount of Oil and Gas CapEx that would otherwise be permitted in such fiscal quarter pursuant to this Section 6.21(b) (including as a result of the carry-forward of any Oil and Gas CapEx Rollover Amount) may be increased by the Oil and Gas CapEx Pull-Back Amount; and

(c) CapEx in the ordinary course of business for any individual fixed or capital asset or item of equipment with a purchase price not exceeding $2,000,000.

Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Blue Eagle Disposition is consummated prior to the end of any fiscal quarter in 2012, this Section 6.21 shall terminate on such date.

(k) Article VI of the Credit Agreement is hereby further amended by adding the following new Section 6.22:

Section 6.22                                Minimum Liquidity.                                           For each fiscal quarter ending on or after June 30, 2012 and on or before the earlier of (a) the date that the Blue Eagle Disposition is consummated and (b) December 31, 2012, the Borrower shall not permit Liquidity to be less than $7,500,000 as of the last day of such fiscal quarter.

(l) Section 7.01(c)(i) of the Credit Agreement is hereby amended by adding the words “, Section 5.14” after the words “Section 5.13”.

(m) The Credit Agreement is hereby amended by adding Exhibit K attached hereto as Exhibit K to the Credit Agreement.

Section 3. New Lenders.  The Borrower, the Administrative Agent and each Lender party to the Credit Agreement immediately prior to the Effective Date have agreed with One West Bank, FSB (the “New Lender”) that, on the Effective Date, such New Lender shall become a Lender and a party to the Credit Agreement and bound by the terms thereof and the other Loan Documents.  The New Lender will have the Commitment Amount set forth opposite its name on Schedule I.  On the Effective Date and after giving effect to foregoing, the Commitment Amounts of each Lender (including the New Lender) shall be as set forth on Schedule I of this Agreement, which Schedule I supersedes and replaces the Schedule I to the Credit Agreement.  On the Effective Date, all Eurodollar Rate Advances outstanding shall be converted into new Eurodollar Rate Advances allocated among all Lenders in accordance with the applicable percentages set forth on Schedule I and the Borrower shall pay to the Lenders party to the Credit Agreement immediately prior to the Effective Date such amounts, if any, as are due under Section 2.12 of the Credit Agreement. The Lenders (including the New Lender) have agreed to reallocate the outstanding Advances funded prior to the Second Amendment Effective Date (the “Existing Advances”), such that as of the Second Amendment Effective Date each Lender (including the New Lender) holds the same pro rata share of the Existing Advances as its Pro Rata Share of the Commitments after giving effect to this Amendment and such share shall be acquired free and clear of any Liens created by, through or under the transferring Lender.  Accordingly, the Lenders shall, through the Administrative Agent, make such adjustments among themselves as shall be necessary so that after giving effect to such adjustments and reallocations the Lenders shall hold the Existing Advances in the amounts in accordance with their respective Pro Rata Shares as of the Second Amendment Effective Date.  With respect to the Existing Advances, each Lender (other than the New Lender) shall receive all interest and fees accrued on its portion thereof in accordance with its Pro Rata Share (as in effect immediately prior to the Second Amendment Date) to but excluding the Second Amendment Effective Date.  Interest and fees accruing on the Existing Advances on and after the Second Amendment Effective Date shall be paid to the Lenders (including the New Lender) in accordance with their respective Pro Rata Shares pursuant to the terms of the Credit Agreement.

Section 4. Reaffirmation of Liens.

(a) Each of the Borrower and the Guarantors (i) is party to certain Security Instruments securing and supporting the Borrower’s and Guarantors’ obligations under the Loan Documents, (ii) represents and warrants that it has no defenses to the enforcement of the Security Instruments and that according to their terms the Security Instruments will continue in full force and effect to secure the Borrower’s and Guarantors’ obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified (including by this Agreement), and (iii) acknowledges, represents, and warrants that the liens and security interests created by the Security Instruments are valid and subsisting and create an Acceptable Security Interest in the Collateral to secure the Borrower’s and Guarantors’ obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified (including by this Agreement).

(b) The delivery of this Agreement does not indicate or establish a requirement that any Guaranty or Security Instrument requires the Borrower’s or any Guarantor’s approval of amendments to the Credit Agreement.

Section 5. Reaffirmation of Guaranty.  Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations, as such Obligations may have been amended by this Agreement.  Each Guarantor hereby acknowledges that its execution and delivery of this Agreement do not indicate or establish an approval or consent requirement by such Guarantor under the Guaranty in connection with the execution and delivery of amendments, modifications or waivers  to the Credit Agreement, the Notes or any of the other Loan Documents.

Section 6. Representations and Warranties.  The Borrower and each Guarantor represents and warrants to the Administrative Agent and the Lenders that:

(a) the representations and warranties set forth in the Credit Agreement, the Guaranties and in the other Loan Documents are true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier in the Credit Agreement or such other Loan Document;

(b) (i) the execution, delivery, and performance of this Agreement are within the corporate power and authority of the Borrower or such Guarantor, as applicable, and have been duly authorized by appropriate proceedings and (ii) this Agreement constitutes a legal, valid, and binding obligation of the Borrower or such Guarantor, as applicable, enforceable against the Borrower or such Guarantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and

(c) as of the effectiveness of this Agreement and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Section 7. Effectiveness.  This Agreement shall become effective and enforceable against the parties hereto, upon the occurrence of the following conditions precedent (such date being the “Effective Date”):

(a) The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantors, the Administrative Agent and the Lenders;

(b) The Borrower shall have entered into one or more Hedge Contracts meeting the requirements of Section 5.14 of the Credit Agreement, as amended hereby;

(c) The Administrative Agent shall have received the Baseline Production Report;

(d) The representations and warranties in this Agreement shall be true and correct in all material respects before and after giving effect to this Agreement;

(e) No Default shall have occurred and be continuing;

(f) The Administrative Agent shall have received a fee letter agreement between the Borrower and the Administrative Agent in form and substance satisfactory to the Administrative Agent and the fees required to be paid to the Administrative Agent on the Effective Date pursuant to such fee agreement; and

(g) The Borrower shall have paid all costs, expenses, and fees which have been invoiced and are payable pursuant to Section 9.04 of the Credit Agreement or any other written agreement.

Section 8. Effect on Loan Documents.  Except as amended herein, the Credit Agreement and the Loan Documents remain in full force and effect as originally executed, and nothing herein shall act as a waiver of any of the Administrative Agent’s or Lenders’ rights under the Loan Documents, as amended.  This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement may be a Default or Event of Default under other Loan Documents.

Section 9. Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 10. Miscellaneous.

(a) Loan Document.  This Agreement is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

(b) Interim Redetermination.  The determination of the Borrowing Base and Conforming Borrowing Base pursuant to Section 2(c) of this Agreement shall constitute a redetermination of the Borrowing Base requested by the Borrower pursuant to Section 2.02(c) of the Credit Agreement.

(c) Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original.  Delivery of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(d) NO ORAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(e) Payment of Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent.

(f) Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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